Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304

January 11, 2017

Inphi Corporation

2953 Bunker Hill Lane, Suite 300

Santa Clara, CA 95054

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Inphi Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 983,938 shares of common stock (the “Shares”) of the Company, $0.001 par value per share (“Common Stock”), issuable under the Notices of Stock Unit Award and Stock Unit Agreements.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this opinion letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Notices of Stock Unit Award and Stock Unit Agreements will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to matters governed by the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP